Exhibit (a)(5)

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                                            PRESS RELEASE
                                            FOR IMMEDIATE RELEASE



MacKenzie Patterson, Inc.
1640 School Street, Suite 100
Moraga, California 94556
Telephone: 510-631-9100

March 17, 1999

         Offer for shares of Class A Common Stock (the "Shares") of HOST FUNDING, INC., a Maryland corporation (the "Company") extended through March 31, 1999.

         MP VALUE FUND 5, LLC; MORAGA-DEWAAY FUND, LLC; MP INCOME FUND 15, LLC; ACCELERATED HIGH YIELD INSTITUTIONAL FUND, LTD.; ACCELERATED HIGH YIELD INSTITUTIONAL INVESTORS, LTD.; MACKENZIE PATTERSON SPECIAL FUND 3, LLC; MACKENZIE PATTERSON SPECIAL FUND 4, LLC; PREVIOUSLY OWNED PARTNERSHIPS INCOME FUND, L.P.; CAL KAN, INC.; MORAGA FUND I, L.P.; ACCELERATED HIGH YIELD INCOME FUND II, LTD; and SUTTER OPPORTUNITY FUND, LLC (collectively the "Purchasers") have extended the expiration date of their tender offer for shares of Class A Common Stock (the "Shares") of HOST FUNDING, INC., a Maryland corporation (the "Company"). The offer has been extended through March 31, 1999. The bidders have offered to purchase up to 300,000 of the Shares.

         As of March 17, 1999, a total of 54,046 Shares had been tendered to the bidders by security holders and not withdrawn.

         For further information, contact Christine Simpson at the above telephone number.




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